Exhibit 99.1

In connection with the waiver of the requirement of Item 8.A.4 of Form 20-F granted to TFI TAB Gıda Yatırımları A.Ş. (the “Company”) by the staff of the Securities and Exchange Commission (the “Commission”), the Company represents to the Commission that:

1.                                      The Company is not currently a public reporting company in any other jurisdiction.

2.                                      The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3.                                      Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.                                      The Company does not anticipate that its audited financial statements for the year ended December 31, 2017 will be available until April 2018.

5.                                      In no event will the Company seek effectiveness of the Registration Statement on Form F-1 if its audited financial statements are older than 15 months at the time of the offering.

TFI TAB Gıda Yatırımları A.Ş.

By:	/s/ Korhan Kurdoğlu
Korhan Kurdoğlu
Director, Chief Executive Officer
January 2, 2018